Exhibit (a)(1)(G)
LIBERTY GLOBAL 2009 OPTION/SAR EXCHANGE OFFER
FREQUENTLY ASKED QUESTIONS (FAQ)
          This is an informational FAQ only and is not an offer to exchange or a solicitation of an offer to exchange any options or stock appreciation rights. The exchange offer described in this FAQ is more fully described in the Offer to Exchange Certain Outstanding Stock Options and Stock Appreciation Rights for New Stock Appreciation Rights, dated May 19, 2009 (the “offering document”), and related election form. You should read these materials carefully because they contain important information about the exchange offer. The exchange offer is made subject to the terms and conditions described in the offering document and the related election form, as they may be amended. The offering document and related election form are available on the Exchange Offer website and have also been filed with the Securities and Exchange Commission (SEC) as part of a tender offer statement. You can obtain these materials and other documents filed by Liberty Global with the SEC free of charge from the SEC’s website at www.sec.gov or in the investor relations section of Liberty Global’s website at www.lgi.com.
          For ease of reference, set forth below are certain of the defined terms used throughout this FAQ.
Awards
          Outstanding stock options to purchase LBTYA or LBTYK shares and outstanding stock appreciation rights in respect of LBTYA or LBTYK shares, in each case granted under the 2005 Incentive Plan. For purposes of the Exchange Offer, including the exchange ratios, the term “Award” generally refers to an option to purchase, or a stock appreciation right in respect of, one (1) LBTYA or LBTYK share, as appropriate.
Cancellation Date
          The date when Eligible Awards that are tendered to and accepted by us pursuant to the Exchange Offer will be canceled. The Cancellation Date will be the same date as the Expiration Date and the New SARs Grant Date. If the Expiration Date is extended both the Cancellation Date and the New SARs Grant Date will be similarly extended.
Eligible Awards
          Any outstanding Award, whether vested or unvested, granted in 2007 or 2008 under the 2005 Incentive Plan that has an exercise price or base price that is higher than the 52-Week High Closing Price for the series of our common stock to which such Award relates. In addition, if an employee obtained Awards granted in both May and August of 2007 or both May and August of 2008, only the May grant will be considered Eligible Awards.
Eligible Participants
          Except as provided in the next sentence, every employee and consultant of LGI or its subsidiaries who holds Eligible Awards and who continues to be employed by, or a consultant of, LGI or its subsidiaries on the Expiration Date. Our directors, those of our executive officers and key employees who participate in our Senior Executive Performance Incentive Plan, and those of our employees and consultants who have given notice of resignation at any time prior to the Expiration Date are not eligible to participate in the Exchange Offer.
Exchange Offer
          The offer being made to exchange Eligible Awards for New SARs on the terms and subject to the conditions set forth in this FAQ and the Exchange Offer website, as they may be amended.
Exchange Offer website
          The dedicated website created for purposes of the Exchange Offer: https://libertyglobal.equitybenefits.com. Eligible Participants must log on to the Exchange Offer website and follow the applicable prompts to participate in the Exchange Offer.
Expiration Date
          June 16, 2009 at 11:59 p.m., Eastern Time, unless extended. We may extend the Expiration Date at our discretion. If we extend, the term “Expiration Date” will refer to the time and date at which the last extended offer expires.
LBTYA shares
          Shares of our Series A common stock, par value $0.01 per share.
LBTYK shares
          Shares of our Series C common stock, par value $0.01 per share.
New SARs
          The new free-standing stock appreciation rights with respect to LBTYA or LBTYK shares that will replace the Eligible Awards tendered for exchange pursuant to the Exchange Offer. New stock appreciation rights with respect to LBTYA shares will be granted in exchange for validly tendered and not withdrawn Eligible Awards covering LBTYA shares that are accepted by us in the Exchange Offer, and new stock appreciation rights with respect to LBTYK shares will be granted in exchange for validly tendered and not withdrawn Eligible Awards covering LBTYK shares that are accepted by us in the Exchange Offer. Each new stock appreciation right will be granted under the 2005 Incentive Plan and will be subject to the terms and conditions of that Plan and a new stock appreciation rights agreement. A copy of the 2005 Incentive Plan and the form of the new stock appreciation rights agreement have been posted on the Exchange Offer website. For more details about the terms of the New SARs and the 2005 Incentive Plan, see the section of the offering document titled “The Exchange Offer—Source and Amount of Consideration; Terms of New SARs.”

New SARs Grant Date
          The date when the New SARs will be granted under the 2005 Incentive Plan. The New SARs Grant Date will be the same date as the Expiration Date and the Cancellation Date. If the Expiration Date is extended, the New SARs Grant Date and the Cancellation Date will be similarly extended.
Offering Period
          The period during which the Exchange Offer is open and Eligible Participants may tender their Eligible Awards in exchange for New SARs. The Exchange Offer commenced on May 19, 2009, and will remain open until the Expiration Date.
Schedule TO
          Tender Offer Statement on Schedule TO filed by LGI with the SEC.
Stock appreciation right or SAR
          A stock appreciation right is a right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant with respect to the number of shares as to which the SAR is exercised.
52-Week High Closing Price
          The highest closing sale price for shares of LBTYA or LBTYK on The Nasdaq Global Select Market during the 52-week period preceding the Expiration Date. The Expiration Date is June 16, 2009, in which case the 52-Week High Closing Price will be $35.46 and $33.38 for LBTYA and LBTYK, respectively, unless those shares trade higher than those prices between May 19, 2009 and the Expiration Date. We may extend the Expiration Date, in which case the 52-Week High Closing Price for LBTYA and LBTYK will be determined as of the extended Expiration Date.
2005 Incentive Plan
          Liberty Global, Inc. 2005 Incentive Plan, As Amended and Restated Effective October 31, 2006.

          This FAQ is comprised of the following sections:
•	General Overview of the Exchange Offer;

•	Eligibility to Participate in the Exchange Offer;

•	How the Exchange Offer Works;

•	Tax Questions; and

•	Timeline for the Exchange Offer.
References in some of the answers below to section headings are to sections in the offering document, where you can find a more complete discussion of the topics addressed. We encourage you to carefully read this FAQ and the entire offering document. The Exchange Offer is made subject to the terms and conditions described in the offering document and in the Exchange Offer website, as they may be amended.
GENERAL OVERVIEW OF THE EXCHANGE OFFER
Q: What is the purpose of the Exchange Offer?
A: We grant stock options and stock appreciation rights to employees and consultants of LGI and its subsidiaries in an effort to encourage them to provide services to our company and to increase their personal interest in our future success and progress.
Today, given the weakened global economy and its impact on the trading prices of our stock, all of the Eligible Awards for LBTYA shares and LBTYK shares are “underwater,” which means they have an exercise or base price that is significantly higher than the current market price of our LBTYA shares and LBTYK shares, respectively. By participating in the Exchange Offer, Eligible Participants can exchange their Eligible Awards for New SARs that have a lower base price and, therefore, possibly greater value and appreciation potential. We believe this will create better incentives for Eligible Participants to remain with us and continue to contribute to achieving our long-term strategic and business objectives, as well as align their interests with those of our stockholders.
In addition, the Exchange Offer will have the added benefit of reducing the number of shares subject to outstanding equity compensation awards. Those awards plus awards authorized for future grant, as a percentage of the total number of our common shares outstanding, is referred to as “overhang,” and is a measure of the potential dilution to our common stockholders from our equity compensation plans. The two-for-one exchange ratio used in this offer (we will grant one New SAR for every two Eligible Awards surrendered) approximates a “value-for-value” exchange, thereby reducing our overhang and replenishing our share reserve under the 2005 Incentive Plan for future grants. See “The Exchange Offer—Purpose of The Exchange Offer.”

Q: What stock options and stock appreciation rights are eligible?
A: Only Eligible Awards may be exchanged for New SARs in the Exchange Offer. An Eligible Award is an Award, whether vested or unvested, granted in 2007 or 2008 under the 2005 Incentive Plan. In addition, for an Award to be an Eligible Award it must have an exercise price or base price that is higher than the 52-Week High Closing Price, as of the Expiration Date, for the series of our common stock to which the Award relates. As of June 16, 2009, the currently scheduled Expiration Date, the 52-Week High Closing Price will be $35.46 and $33.38 for LBTYA and LBTYK, respectively, unless those shares trade higher than those prices between May 19, 2009 and the Expiration Date (as it may be extended).
In addition, if you obtained Awards granted in both May and August of 2007 or both May and August of 2008, only the first grant of Awards in the same year are considered Eligible Awards. Awards which are exercised in full or terminate on or before the Expiration Date may not be exchanged for New SARs in the Exchange Offer. See “The Exchange Offer—Eligible Participants and Eligible Awards.”
Q: Are any other stock options or stock appreciation rights considered Eligible Awards?
A: No. Only outstanding stock options and stock appreciation rights that were granted in 2007 or 2008 under the 2005 Incentive Plan are considered Eligible Awards. Consequently, stock options and stock appreciation rights that LGI has (1) granted under the 2005 Incentive Plan in 2009 or prior to 2007, (2) granted outside of the 2005 Incentive Plan or (3) assumed as a result of a merger or acquisition, are not considered Eligible Awards.
Q: Are you making any recommendation regarding my participation in the Exchange Offer?
A: No. None of LGI, our board of directors, or any of our subsidiaries is making any recommendation as to whether you should or should not participate in the Exchange Offer. Rather, we are providing information in the offering document to assist you in making your own informed decision. You should speak to your own outside legal counsel, accountant or financial advisor for further advice. No one from LGI or our subsidiaries is, or will be, authorized to provide you with additional information in this regard. You should read the entire offering document carefully, including the section “Risk Factors” which appears immediately after the Summary Term Sheet in the offering document.
Q: What if I’m not sure of how many Eligible Awards I have?
A: The election form on the Exchange Offer website lists your Eligible Awards. The listing includes for each Eligible Award granted to you: (1) the series of stock as to which it relates; (2) the grant date; (3) the grant number; (4) the exercise price or base price per share; and (5) the total number of Eligible Awards. In addition, you may refer to your UBS accounts for information on your outstanding Awards. You may access your UBS accounts at www.ubs.com/onesource/LBTYA.com and www.ubs.com/onesource/LBTYK.

Q: How many New SARs will I receive for my Eligible Awards in the Exchange Offer?
A: If you elect to participate in the Exchange Offer, you will receive one New SAR for every two Eligible Awards (which Eligible Awards had the same grant date and covered the same series of our common stock) you tender for exchange. We will calculate the number of New SARs you are to receive by dividing (i) the number of such Eligible Awards you exchange by (ii) two (2), and rounding any fractional New SAR up to the nearest whole New SAR.
For example, if you hold Eligible Awards granted to you in the May 2007 grant, covering 755 LBTYA shares, you will receive New SARs in respect of 378 LBTYA shares (755 ÷ 2 = 377.5, then rounded up to the nearest whole share). See “The Exchange Offer—New SARs.”
Q. What will be the base price for each New SAR?
A. Each New SAR will have a base price equal to the last sale price of LBTYA or LBTYK, as the case may be, on The Nasdaq Global Select Market on the Expiration Date.
Q. If I participate in the Exchange Offer, do I have to exchange all of my Eligible Awards?
A. No. You may pick and choose which of your Eligible Awards (based on the grant date and the series of our common stock to which it relates) you wish to exchange, including making an election to tender Eligible Awards for only LBTYA or LBTYK shares. However, if you decide to participate in the Exchange Offer you must tender all, but not less than all, of your Eligible Awards you wish to exchange that have the same grant date and relate to the same series of our common stock (Series A or Series C).
For example, say you hold four grants of Eligible Awards: Eligible Awards granted in August 2007 with respect to 1,000 LBTYA shares; Eligible Awards granted in August 2007 with respect to 1,000 LBTYK shares; Eligible Awards granted in May 2008 with respect to 2,000 LBTYA shares; and Eligible Awards granted in May 2008 with respect to 2,000 LBTYK shares. You may elect to exchange all or any combination of those Eligible Awards for New SARS in the Exchange Offer. However, if you elect to exchange a particular grant of Eligible Awards, you must exchange all, but not less than all, of those Awards. For example, if you elect to exchange just the May 2008 grant of Eligible Awards for 2,000 LBTYK shares, the entire grant (as to all 2,000 LBTYK shares) must be exchanged.
Q: Will the vesting schedule for New SARs be different than the vesting schedule for my Eligible Awards?
A: Yes. The New SARs will have a new vesting schedule, regardless of whether the Eligible Awards you tender for exchange are partially or fully vested. Each New SAR will have an approximate seven year term, expiring on May 1, 2016, and an approximate four year vesting period. Initial vesting of 12.5% of the New SARs will start on November 1, 2009, and vesting will continue in equal quarterly installments of 6.25% of the New SARs thereafter through May 1, 2013. Accordingly, you initially will not be vested in any of the New SARs. Vesting generally will be conditioned on your continuing to be employed by (or serving as a consultant to) LGI or one of its subsidiaries through each applicable vesting date. If your employment (or consulting arrangement) with LGI or its subsidiaries terminates (for any reason or no reason), before all of your New SARs vest, except in limited circumstances your unvested New SARs will expire and may not be exercised. For information about the vesting of New SARs, see “The Exchange Offer—Source and Amount of Consideration; Terms of New SARs.”
Q: Why are you restarting the vesting period for the New SARs rather than keeping the same vesting schedule as my Eligible Awards?
A: We have designed the Exchange Offer to create potential value for Eligible Participants and to provide LGI and our subsidiaries with an important retention tool. To renew and extend the incentive and retention aspects of the new Awards, each New SAR will have an approximate seven year term and we are restarting the vesting period as described above.
Q: How long is the Exchange Offer open?
A: The Exchange Offer will be open during the Offering Period, which commenced on May 19, 2009 and ends at 11:59 p.m., Eastern Time, on Tuesday, June 16, 2009, unless this period is extended by LGI.
Q: Can LGI extend the period the Exchange Offer is open?
A: Under U.S. federal securities law, the Exchange Offer is required to remain open for at least 20 business days. We may, in our discretion, extend the length of the Offering Period. If we extend the Offering Period, we will notify you about the new Expiration Date by email or other form of communication disclosing the new Expiration Date no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled Expiration Date. We may also amend or, under certain circumstances, terminate the Exchange Offer prior to the Expiration Date. See “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment” for more information.
Q: When would I receive my New SARs?
A: All Eligible Awards properly tendered pursuant to the Exchange Offer and accepted by us will be canceled, and all New SARs will be granted, immediately following the expiration of the Exchange Offer and on the same day as the Expiration Date. Unless we extend the Expiration Date, this means all New SARs will be granted on Tuesday, June 16, 2009.
Q. Once I tender my Eligible Awards, is there anything I must do to receive the New SARs?
A. Once you properly tender your Eligible Awards pursuant to the Exchange Offer and the Exchange Offer closes, we will accept all properly tendered Eligible Awards for exchange. By tendering your Eligible Awards you will be deemed to have accepted all New SARs granted to you, on the terms and subject to the conditions set forth in the form of stock appreciation rights agreement posted on the Exchange Offer website. Your New SARs will be granted to you on the same day that the Exchange Offer closes and you will receive a communication about how to confirm acceptance of your New SARs grant(s) on the UBS website. In order to exercise the New SARs, you generally will need to remain employed by (or serving as a consultant to) LGI or one of its subsidiaries through the applicable vesting date(s). See “The Exchange Offer—Source and Amount of Consideration; Terms of New SARs” for more information.
Q. What is a SAR and how do I benefit from it?
A. A SAR is a type of equity award that allows you to receive the appreciation in fair market value between the date of the grant and the exercise date for the number of shares as to which the right is exercised. The value of this appreciation will generally be paid in LBTYA or LBTYK shares.
For example, if you hold a SAR with respect to 1,000 LBTYA shares with a base price of $20.00 per share and you exercise the full SAR award at a time when the last sale price of LBTYA shares is $25.00 per share, the appreciation would total $5,000.00 ($5.00 per share for each of the 1,000 shares), which you would receive in LBTYA shares (200 LBTYA shares ($5,000.00 divided by the $25.00 last sale price)), or if the compensation committee of our board of directors so determines in certain cases, cash or a combination of cash and LBTYA shares, in each case less any applicable tax withholdings.
If your SAR had a base price per share that was equal to or above the then-last sale price of the underlying stock, you could not exercise it because there would be no appreciation and you would not receive any value from your exercise. For example, if you hold a SAR with a base price of $20.00 per share and the last sale price of the applicable series of our common stock is $15.00 per share, there would be no appreciation in the value of the shares, so you would not realize any value by exercising at that time.
Q: What happens if, after the New SARs Grant Date, my New SARs end up being “underwater”?
A: We can provide no assurance as to the possible price of our LBTYA and LBTYK shares at any time in the future. We have no present plans or intention of offering employees or consultants of LGI or our subsidiaries another opportunity to exchange “underwater” options and stock appreciation rights for new stock appreciation rights or other equity awards in the future.
Q: Will the Exchange Offer affect my receipt of future incentive awards?
A: Participation in the Exchange Offer is completely voluntary, and will not affect your eligibility to receive grants of equity incentive awards in the future. While we anticipate that we will continue to make annual grants of equity incentive awards, you should recognize that all equity incentive awards are granted at the discretion of the compensation committee of LGI’s board of directors.
ELIGIBILITY TO PARTICIPATE IN THE EXCHANGE OFFER
Q: Who can participate in the Exchange Offer?
A: You are eligible if you meet ALL three of the following criteria:

•	You are an employee or consultant of LGI or any of its subsidiaries on the date the Exchange Offer starts and have not previously given notice of resignation.

•	You hold one or more Eligible Awards.

•	You continue to be an employee or consultant of LGI or any of its subsidiaries on, and do not give notice of resignation prior to, the Expiration Date (which is June 16, 2009, unless the Exchange Offer is extended or the Exchange Offer is terminated).
All employees and consultants who have Eligible Awards, regardless of the country in which they reside, may participate in the Exchange Offer. If you are employed in the Netherlands, you are required to agree to the terms and conditions of a tax ruling obtained by LGI regarding the taxation of the exchange and the New SARs as a condition to your participation in the Exchange Offer. Please refer to Schedule H of the offering document for information about the agreement regarding the conditions that apply to your participation in the Exchange Offer. See “The Exchange Offer—Eligible Participants and Eligible Awards.”
However, our directors and those executive officers and key employees who participate in our Senior Executive Performance Incentive Plan are not eligible to participate in the Exchange Offer.
Q: Will I still be eligible to participate in the Exchange Offer if I am no longer employed by LGI or any of its subsidiaries on the Expiration Date or if I have given my notice of resignation?
A: No. If you are no longer employed by (or no longer have a consulting relationship with) LGI or any of its subsidiaries on the Expiration Date (as it may be extended) or you have given notice of resignation at any time prior to the Expiration Date, you will no longer be eligible to participate in the Exchange Offer and any Eligible Awards previously tendered by you for exchange will be withdrawn from the Exchange Offer.
For example, if you tender your Eligible Awards into the Exchange Offer on June 3, 2009 and your employment at LGI ends on June 8, 2009, you will no longer be eligible to participate in the Exchange Offer as you will not be employed by LGI or any of its subsidiaries on the Expiration Date, and your Eligible Awards will be withdrawn and remain subject to their existing terms and conditions. See “The Exchange Offer—Eligible Participants and Eligible Awards” for more information.
Q: What if I am on an authorized leave of absence or working as a part-time employee during the Offering Period?
A: If you are on an authorized leave of absence, you will still be able to participate in the Exchange Offer. If you exchange your Eligible Awards while you are on an authorized leave of absence before the Expiration Date, you will be entitled to receive New SARs on the New SARs Grant Date as long as you meet the eligibility requirements described above. Part-time employees who have Eligible Awards are also eligible to participate in the Exchange Offer.

Q: What if I have an Eligible Award that is subject to a domestic relations order or comparable document due to a divorce?
A: If a person who is not an Eligible Participant owns a portion of your Eligible Awards, you may tender only that portion of your Eligible Awards that are owned by you as determined under applicable local law. Any portion beneficially owned by a person who is not an Eligible Participant may not be exchanged in the Exchange Offer, even if legal title to that portion of the Award is held by you and you are an Eligible Participant.
HOW THE EXCHANGE OFFER WORKS
Q: What is the period during which I can exchange my Eligible Awards?
A: The Exchange Offer will be open during the Offering Period, which commenced on May 19, 2009 and ends at 11:59 p.m., Eastern Time, on Tuesday, June 16, 2009, unless this period is extended by LGI.
Q: How long do I have to decide whether to participate in the Exchange Offer?
A: You may tender Eligible Awards for exchange in the Exchange Offer at any time during the Offering Period, including during any extension of the Offering Period. The Offering Period commenced on May 19, 2009 and is scheduled to expire at 11:59 p.m., Eastern Time, on Tuesday, June 16, 2009. Although we do not currently intend to do so, we may, in our sole discretion, extend the Offering Period at any time. If we extend the Exchange Offer, we will notify you about the new Expiration Date by email or other form of communication disclosing the new Expiration Date no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled Expiration Date. See “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment” for more information.
Q: How do I tender my Eligible Awards in the Exchange Offer?
A: To submit an election, you must:
•	Submit your election over the internet on the Exchange Offer website at https://libertyglobal.equitybenefits.com by clicking through the applicable prompts; and

•	In the case of Eligible Participants who do not currently reside in Ireland, the Netherlands, the United Kingdom, or the United States, you must also print and sign the election form on the Exchange Offer website and (1) email a scanned or PDF copy to equity@lgi.com, (2) fax a scanned or PDF copy to Liberty Global, Inc. Human Resources Dept., Attn: Director, Compensation and Benefits at 1-303-220-6639, or (3) deliver or send the signed copy by hand, registered mail or courier to: Liberty Global, Inc. Human Resources Dept., Attn: Director, Compensation and Benefits, 12300 Liberty Blvd., Englewood, CO 80112.
When you submit your election through the Exchange Offer website, an election confirmation will be available for you to print and retain for your records. You will also receive an email from

equity@lgi.com confirming your election, which you may print and retain for your records. It is your responsibility to ensure that your election is properly submitted on the Exchange Offer website and, in the case of Eligible Participants who do not currently reside in Ireland, the Netherlands, the United Kingdom, or the United States, that a manually signed election form is received by LGI, in each case, by or before the Expiration Date. See “The Exchange Offer—Procedure for Tendering Eligible Awards” for more information.
The submission of an election on the Exchange Offer website or via email, fax, hand delivery, registered mail or courier does not mean your Eligible Awards are then accepted for exchange. LGI will accept all properly tendered Eligible Awards at the end of the Offering Period, subject to LGI’s right to extend, amend, withdraw, or terminate the Exchange Offer. See “The Exchange Offer—Procedure for Tendering Eligible Awards.”
Q: What if I submit an Eligible Award that has an exercise or base price that turns out to be lower than the 52-Week High Closing Price as of the Expiration Date?
A: As of the currently scheduled Expiration Date (June 16, 2009), the 52-Week High Closing Price will be $35.46 and $33.38 for LBTYA and LBTYK, respectively, unless those shares trade higher than those prices between May 19, 2009 and the Expiration Date. We may extend the Expiration Date, in which case the 52-Week High Closing Price for LBTYA and LBTYK will be determined as of the extended Expiration Date. The lowest exercise or base price of any Eligible Award for LBTYA or LBTYK is $36.56 and $34.30, respectively, from the May 2008 grant. If you tender Eligible Awards for exchange, but some of your Awards turn out to have an exercise price or base price that is lower than the 52-Week High Closing Price as of the Expiration Date, then those Awards will cease to be “Eligible Awards,” your election with respect to those Awards will be deemed withdrawn, and you will keep those Awards in accordance with their original terms.
Q: Do I need to return the stock option agreements or stock appreciation rights agreements relating to any Eligible Awards that I elect to exchange?
A: No. If you wish to participate in the Exchange Offer, you do not need to return your stock option agreements or stock appreciation rights agreements relating to Eligible Awards that you elect to exchange. They will be automatically canceled when we exchange those Awards for New SARs.
Q: May I change my mind after I tender my Eligible Awards for exchange pursuant to the Exchange Offer?
A: Yes. You may change your mind and withdraw your Eligible Awards from the Exchange Offer at any time during the Offering Period by changing your election on the Exchange Offer website, so long as you do so prior to 11:59 p.m., Eastern Time, on the Expiration Date. You may also re-tender previously withdrawn Eligible Awards at any time prior to the end of the Offering Period by again changing your election on the Exchange Offer website. While you may change your mind and submit as many elections as you wish, you will be bound by the last properly submitted election we receive before the end of the Offering Period. If we extend the Expiration Date, you may submit an election at any time until the extended offer expires.

Q. May I change my mind about which Eligible Awards I want to exchange?
A. Yes, but only if you change your election before the Exchange Offer expires. You may change your mind after you have submitted an election and change the Eligible Awards you elect to exchange at any time before 11:59 p.m., Eastern Time, on the Expiration Date by submitting a new election to add additional Eligible Awards or withdraw Eligible Awards. If we extend the Expiration Date, you may change your election at any time until the extended Offering Period expires. You may elect to exchange additional Eligible Awards, fewer Eligible Awards, all of your Eligible Awards or none of your Eligible Awards. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the Exchange Offer expires. Any prior election will be disregarded. To be properly submitted, an election (including a changed election) must be submitted as described under “How do I tender my Eligible Awards in the Exchange Offer?” above. See “The Exchange Offer—Procedure for Tendering Eligible Awards” and “The Exchange Offer—Withdrawal Rights” for more information.
Q: Are there any differences between the New SARs and my previously granted Eligible Awards?
A: Yes. The New SARs will differ from your Eligible Awards in the following ways:
First, you will receive fewer New SARs than the number of Eligible Awards you tender for exchange. You will receive one New SAR for every two Eligible Awards with the same grant date and for the same series of common stock;
Second, each New SAR will have a term of approximately seven years, expiring May 1, 2016;
Third, regardless of whether your Eligible Awards are partially or fully vested, each New SAR will have a new vesting period, with initial vesting of 12.5% of the New SARs starting on November 1, 2009 and continuing to vest thereafter in equal quarterly installments of 6.25% of the New SARs through May 1, 2013;
Fourth, each New SAR will have a base price equal to the last sale price of LBTYA or LBTYK, as the case may be, on The Nasdaq Global Select Market on the Expiration Date; and
Fifth, the new Awards will consist solely of SARs, so that if you elect to exchange Eligible Awards that are stock options, you will receive SARs rather than stock options in exchange therefor.
For more information, see “The Exchange Offer—Source and Amount of Consideration; Terms of New SARs” and “The Exchange Offer—Material Income Tax Consequences—Material United States Tax Consequences” and Schedule C through Schedule N of the offering document.
Q. If I participate in the Exchange Offer, will I receive a stock appreciation rights agreement in respect of the New SARs?
A. Yes. All New SARs will be subject to a stock appreciation rights agreement between you and LGI, which will incorporate the terms of the 2005 Incentive Plan. A form of the stock appreciation rights agreement and the 2005 Incentive Plan are attached as exhibits to the Schedule TO, and are available on the SEC website at www.sec.gov. A copy of the form of the stock appreciation rights agreement is also posted on the Exchange Offer website.

Your election to exchange Eligible Awards constitutes your acceptance of the terms and conditions of the Exchange Offer and also will constitute your acceptance of the stock appreciation rights agreement governing your New SARs. New SARs granted in exchange for properly tendered Eligible Awards that we accept in the Exchange Offer will be reflected in your account on the UBS website as soon as administratively practicable after the completion of the Exchange Offer and after you have confirmed acceptance of the stock appreciation rights agreement for your New SARs through the UBS website.
Q: Does the Exchange Offer include both vested and unvested options?
A: Yes. If you elect to tender a particular Eligible Award for exchange, you must tender both the vested and unvested portions of that Eligible Award. The Exchange Offer applies to both the vested and unvested portions of your Eligible Awards.
Q: Do I have to participate in the Exchange Offer?
A: No. Your participation in the Exchange Offer is completely voluntary.
Q: What happens to my Eligible Awards if I elect not to participate in the Exchange Offer?
A: The Exchange Offer will have no effect on your Eligible Awards that you elect not to exchange in the Exchange Offer. If you choose not to participate, you will keep your Eligible Awards, you will not receive any New SARs under the Exchange Offer, and no changes will be made to the terms of your Eligible Awards as a result of the Exchange Offer.
Q: If I exchange my Eligible Awards for New SARs, am I giving up my rights to the Eligible Awards?
A: Yes. The Eligible Awards that you exchange will be canceled and replaced with the New SARs.
Q: Can I exchange the remaining options under a stock option agreement or stock appreciation rights under a stock appreciation rights agreement that I have already partially exercised?
A: Yes. If you previously exercised options under a stock option agreement or stock appreciation rights under a stock appreciation rights agreement, you may elect to exchange the remaining unexercised stock options or stock appreciation rights, as applicable, as Eligible Awards under the Exchange Offer. The previously exercised options or stock appreciation rights are no longer outstanding, and therefore are not eligible to be exchanged in the Exchange Offer.

Q: Are there any conditions to the Exchange Offer?
A: Yes. The completion of the Exchange Offer is subject to a number of customary conditions that are described under “The Exchange Offer—Conditions of The Exchange Offer.” If any of the conditions listed in that section are not satisfied, we will not be obligated to accept and exchange tendered Eligible Awards, although we may do so at our discretion.
Q: Who can I talk to if I have questions about the Exchange Offer?
A: You should direct your questions to
Liberty Global, Inc. Human Resources Dept.
Attn: Director, Compensation and Benefits
12300 Liberty Boulevard
Englewood, CO 80112
Telephone: 1-303-220-6600
Email: equity@lgi.com
TAX QUESTIONS
Q: Will I owe taxes if I exchange my Eligible Awards in the Exchange Offer?
A: Based on current U.S. law, if you are a U.S. taxpayer you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange on the New SARs Grant Date. However, you generally will have taxable income upon exercise of your New SARs in an amount equal to the appreciation in fair market value between the date of the grant and the exercise date for the number of shares as to which the right is exercised, at which time there generally will be a tax withholding obligation. The applicable tax withholding requirements will be satisfied by withholding from the number of shares of common stock to be delivered to you upon exercise of the New SARs, as is done with existing SARs. You may also have taxable income when you sell the shares issued upon exercise of the New SARs. Depending on your state of residence, you may also be subject to tax on the New SARs at the state level.
If you elect to participate in the Exchange Offer and you are subject to tax in Austria, Czech Republic, Hungary, Ireland, Japan, the Netherlands, Poland, Romania, Slovakia, Slovenia, Spain or the United Kingdom, please refer to Schedules C through N of the offering document for a description of certain tax consequences and restrictions that might apply to you. If you are employed in the Netherlands, you are required to agree to the terms and conditions of a tax ruling obtained by LGI regarding the taxation of the exchange and the New SARs as a condition to your participation in the Exchange Offer. Please refer to Schedule H of the offering document for information about the agreement and the conditions that apply to your participation in the Exchange Offer in the Netherlands.
You should consult with your tax advisor to determine the personal tax consequences to you of participating in the Exchange Offer. If you are an Eligible Participant who is subject to the tax laws of a country other than the United States or of more than one country, you should be aware that additional or different tax consequences may apply to you.

TIMELINE FOR THE EXCHANGE OFFER
Q: What is the expected timeline of the Exchange Offer?
A: We currently expect the timeline of the Exchange Offer to be:

• May 19, 2009:	Offering Period begins

• June 16, 2009:	Offering Period ends at 11:59 p.m., Eastern Time (the Expiration Date may change at LGI’s discretion)

All Eligible Awards tendered into the Exchange Offer and not withdrawn are cancelled (this date will coincide with the Expiration Date).

Base price of New SARs is determined based on the last sale price per share of LBTYA and LBTYK, as applicable, on The Nasdaq Global Select Market, and the New SARs are granted (this date will coincide with the Expiration Date)